Exhibit 10.8

HYDROCARBON AND MINERAL LEASE

This Lease is made and entered into as of the 23rd day of February, 2005, by and between the parties listed on Exhibit A hereto, with respect to the interests described therein, as the Lessor, hereinafter referred to as “Lessor,A” and Bleeding Rock LLC., a limited liability company organized under the laws of the State of Utah, hereinafter referred to as “Lessee.”

SECTION ONE

TERM AND PURPOSE

(a) Grant of Lease. Lessor, in consideration of the rents and royalties to be paid and the covenants and conditions to be kept and performed by Lessee as provided for in this instrument, leases to Lessee the land, hydcrocarbon and mineral interests in Carbon County, Utah, more particularly described as Exhibit A to this Lease (the “Premises”), for the purpose of exploring for, extracting, mining, taking out, and removing by any mining or extraction method, including open-pit mining and strip-mining, the merchantable tar sand, bituman, oil and other hydrocarbon products (collectively, “Oil Products”), together with any by-products derived in the process of extracting the foregoing products therefrom (including, but not limited to, sand, gravel, gold, titanium, silver and other minerals) which are, or to which subsequently may be found on,in, or under the land. Together with the right to: (1) make all excavations or drilling necessary for the purposes granted; (2) construct on the Premises all buildings, extraction and separation facilities, openings, ditches, drains, railroads, roads, pipelines, power facilities, tanks and other improvements that are or may become suitable or necessary for the mining and removal, and/or separation and extraction, of the products from the Premises; (3) cut and use the timber on the Premises, as may be necessary for the usual purposes of the mining operations and for Lessee’s own fuel; and (4) ingress and egress and to use to much of the surface as is reasonably necessary to enjoy the estate granted. Lessee is to exercise reasonable care to clean up and remove all combustible debris to prevent any fires.

(b) Term. It is agreed that this Lease shall remain in force for a primary term of six (6) years from this date (the "primary term") and if Lessee shall commence mining of Oil Products within the primary term or any extension of it, Lessee shall have the right to continue mining and the term shall extend subsequently as long as Oil Products are continuously produced in commercial quantities (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average) by Lessee from the Premises, provided, however, that production may be discontinued or interrupted if such interruption is due to the inability of the Lessee to operate the mine or facilities on a commercially reasonable basis due to temperatures, weather or snow-pack during the winter months.

SECTION TWO

MINING  EQUIPMENT AND IMPROVEMENTS

Lessee may install engines and machinery, build roads, pipelines and rail tracks, and do such other things on the Premises as may be necessary or proper to carry on the mining operations. Lessee shall have the right to use, free of cost, gas, oil, and water produced on the land for Lessee's operation on the land. Lessee shall have the right at any time up to 180 days after the termination of this Lease to remove all machinery and fixtures placed on the Premises. The mining of the Oil Products by Lessee shall be done in a manner as is usual and customary in mining operations of similar character. Lessee shall comply with all government regulations in its mining operations. Lessee shall not remove or impair any roads, tracts, ditches, or improvements of a permanent nature made by Lessee after the termination of this Lease.

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SECTION THREE

RENT AND ROYALTY

(a) Royalties. Lessee shall pay to Lessor a Production Royalty on Net Returns from the sale of Oil Products. For purposes of this Agreement, the term "Production Royalty on Net Returns" ("Net Returns Royalty") means an amount equal to 10% of the Market Value of Minerals sold by Lessee, less the following, to the extent and only to the extent that they are incurred by Lessee prior to sale by Lessee of the Oil Products: Operating Costs, Transportation Costs, Processing Costs, Value Added Costs and Extraction Taxes (collectively referred to herein as "Costs and Taxes"). The term "Operating Costs" means expenses and costs actually incurred in a calendar quarter (or royalty payment period as defined in Section 3(b) hereto) for the extraction of the Oil Products from the ground and mining and handling of the Oil Products, including maintenance and repairs to equipment and depreciation, but excluding all costs of acquisition, exploration, permitting, mine opening, other costs incident to placing the mine in operating condition, and reclamation. The term "Transportation Costs" means the expenses and charges actually incurred in transporting Oil Products, or their derivatives, from the mine to the refinery or other place of processing and/or sale, within a maximum radius from the mine to the Sinclair refinery at Sinclair, Wyoming, or to refineries in Salt Lake City, Utah, whichever is the greater radius. Such costs shall include, but not be limited to, wages, rent, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs, and transportation and taxes. The term "Processing Costs" means the expenses and costs actually incurred for separating, processing or other benefication of the Oil Products, including maintenance and repairs to equipment and depreciation. The term "Value Added Costs" means the expenses and costs actually incurred in upgrading the Oil Products for sale, including, refining, cracking, distillation, or by mixing or combining the Oil Products, or any of them, with reagents or other materials, minerals, chemicals, compounds, hydrocarbons or other substances of any kind or nature to achieve the products or goods which are then sold by Lessee, including maintenance and repairs to equipment and depreciation. The term "Extraction Taxes" means sales, use, gross receipts, ad valorem, severance and other taxes due and payable in respect to severance, production, removal, sale or disposition of the Oil Products, but excluding any taxes on net income. Oil Products shall be deemed sold at the time the money is actually received by Lessee unless transferred by Lessee to an affiliate. The price received for the Oil Products sold in an "arms length transaction" shall be presumed to be "Market Value" unless rebutted by a preponderance of the evidence. For purpose of this paragraph, "arm's length transaction" means a transaction that has been arrived at in the market place between independent, nonaffiliated persons with opposing economic interests regarding that transaction.

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(b) Royalty Guarantee on Commercial Production. At such time as the mine has produced Oil Products in commercial quantities during any portion of three consecutive calendar years, Lessee shall be entitled to, and Lessee herewith guarantees, a royalty during the third year of commercial production equal to the greater of the Net Returns Royalty provided in Section 3(a) hereto and one million dollars ($1,000,000.00) ("Guaranteed Royalty"). Said Guaranteed Royalty shall continue for each succeeding lease year thereafter.

(c) Payment of Royalties. Calculations and payments of the Net Returns Royalty shall be made quarterly, on the 15th day of each January, April, July, and October in each year, commencing on the quarterly date following the first full or partial quarter in which Oil Products have been mined and extracted and sold from the Premises. If the calculation of Net Returns from the sale of Oil Products for any calendar quarter results in a negative number, no production royalty shall be payable with respect to that calendar quarter, but such negative number shall not be used to offset Net Returns from the sale of Oil Products for any future calendar quarter Payments shall be made to each Lessor at the address or addresses set forth on the signature page hereof, or as otherwise directed by a Lessor in writing. Lessee shall, on a quarterly basis and in conjunction with each quarterly Net Returns Royalty payment, transmit to Lessor an accurate statement of the amount of Oil Products removed and sold during the quarter for which royalties are paid, and the amount of Costs and Taxes. The refinery receipts shall be prima facie evidence of the amounts so sold during each quarter. Lessor may inspect and review the refinery receipts upon request at reasonable times. Any errors shall be corrected accordingly. Lessor shall at all times have a lien on all Oil Products mined, and on all improvements made, on the Premises as security for any unpaid balance of rents, royalties, or taxes due and payable.

Calculation and payment of the Guaranteed Royalty shall be made at the end of third year in which commercial production is achieved, at which time Lessee shall reconcile the difference, if any, between the $1,000,000.00 guarantee and the Net Returns Royalty actually paid during the year and shall tender the Guaranteed Royalty to Lessor on the quarterly payment date for Net Returns next following the end-of-year reconciliation. Notwithstanding any provision in this Lease to the contrary, the Guaranteed Royalty due Lessor shall not be proportionately reduced either to the interest in any production unit to which the Lease is pooled or unitized or to Lessor's interest in the lands hereunder leased.

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(d) Bonus and Rent. Upon execution of this Lease, Lessee shall pay to Lessor the sum of $101,472 as a bonus payment hereunder. Thereafter, beginning January 1, 2006, and annually thereafter, as rent under this Lease, Lessee shall pay to Lessor the amount of $101,472. If the property has not reached commercial production of Oil Products (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average) by the 5th anniversary hereof, and such delay is not due to a force majeure event under the provisions of Section 14(e) below, the advance rent shall increase to $150,528 per year, or Lessor, at such time may terminate this Lease. Any lawsuit against development of the property shall toll any increase in the rent and any termination right on the part of Lessor, so long as Lessee is diligently pursuing the lawsuit. Rent due hereunder shall be excused for any year as to which the royalties paid hereunder for the prior year exceed the rental amount. In the event that Oil Products are exhausted from the Premises or that production ceases to be commercial as herein defined and operations are still being conducted on the Premises in support of mining by Lessee on adjacent lands, annual rentals shall resume at the rate set forth herein at the rate of $150,578.00 regardless of whether the Lease is in its primary or extended terms. In such an event, rentals shall be prorated for the year production ceases.

(d) Apportionment of Royalties and Rents. (1) The stated amounts of royalties to be paid by Lessee hereunder are based upon a 100-percent interest in and to the mineral estate as to all of the Premises. If any party comprising Lessor owns less than the interest in all of the Premises described in the preceding sentence, all royalty payments to be made by Lessee to such party hereunder, excepting only the Guaranteed Royalty provided in Section 3(b) above, shall be reduced in the same proportion thereof as the interest of such party in the Premises bears to the interest described for such party in the preceding sentence. (2) The stated amounts of rents to be paid by Lessee hereunder are based upon the undivided interests in the mineral estate as to all of the Premises stated to be owned by each party comprising Lessor as set forth in Exhibit A attached hereto. If any party comprising Lessor owns less than the interest in all of the Premises described in the preceding sentence for such party, all rent payments to be made by Lessee to such party hereunder shall be reduced in the same proportion thereof as the interest of such party in the Premises bears to the interest described for such party in the preceding sentence

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(e) Royalty on By-Products. The royalty on by-products as defined above shall be two (2) percent of market value on all other minerals. Royalty on by products shall be paid in the same manner as provided for Net Returns Royalties.

SECTION FOUR

TERM EXTENSION

If mining of Oil Products is not commenced on the lands on or before the 6th anniversary of the commencement date of this Lease in commercial quantities (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average), this Lease shall terminate as to both parties, unless (a) otherwise agreed by Lessor in writing or (b) prior to the scheduled Lease termination date, commencement or interruption of production results from Lessee's inability to operate the mine due to temperature, inclement weather, or snow pack; or the failure to commence operations is excused by the force majeure provisions of Section 14(e) below, in which case the term of this Lease shall be extended in accordance with the provisions of said Section 14(e)

SECTION FIVE

EXPLORATION AND DEVELOPMENT COMMITMENT

Lessee agrees to expend or cause to be expended during the term of this Lease, a minimum of $150,000 per year on the development of the Premises, until commercial production of Oil Products (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average, provided, however, that production may be discontinued or interrupted if such interruption is due to the inability of the Lessee to operate the mine or facilities on a commercially reasonable basis due to temperatures, weather or snow-pack during the winter months) is reached. For this purpose, the following expenditures would qualify: expenditures on prospecting and searching for or production of Oil Products on, in or under the property, drilling, examining, measuring and sampling the deposit of bitumen, when found, to gain knowledge of its size, shape, position and characteristics to determine the value thereof, research, engineering, test work, feasibility studies and other development and construction work directly benefiting the property, work performed on mineral lands contiguous to the property if it directly benefits the property, legal fees associated with permitting, opening, or operating the mine, engineering and consulting fees and salaries and other expenses relating to Lessee's personnel directly involved in the project and all other similar activity or work performed with respect to the property or its development, and fees and expenditures on other projects which benefit the Sunnyside project or reduce the expenditures which would otherwise be incurred in connection with the Sunnyside project. All expenditures for exploration and development in excess of the respective minimums required in each year shall be applied to the exploration commitment described in the next succeeding year or years.

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SECTION SIX

PROPERTY TAXES

Lessee shall pay promptly before delinquency all property taxes and assessments, that may be levied or assessed during the term of this Lease upon the Premises. All such taxes for the year in which this Lease terminates shall be prorated between Lessor and Lessee, except that neither Lessor nor Lessee shall be responsible for the payment of any taxes which are based upon production from the Premises accruing solely to the other party. Lessee shall have the right to contest, in the courts or otherwise, in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. Lessee shall not permit or suffer the Premises or any part thereof to be conveyed, or title lost to Lessor, as the result of nonpayment of such taxes or assessments. Lessee shall upon request furnish to Lessor duplicate receipts for all such taxes and assessments when paid. Lessee shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Lessor, based upon payments under this Lease. Nothing in the foregoing shall be construed to obligate Lessee to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed and used on any part or parts of the Premises by or for Lessor or by an owner or lessee of surface rights other than Lessee after the date hereof. If Lessor receives tax bills or claims which are the responsibility of Lessee hereunder, the same shall be promptly forwarded to Lessee for appropriate action.

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SECTION SEVEN

TERMINATION

(a) Automatic Termination. This lease shall terminate automatically for Lessee's failure to achieve commercial production pursuant to Section Four of this Lease.

(b) Termination by Lessor. In the event of any default by Lessee in the performance of its obligations hereunder, including all obligations to make payments of money to Lessor, Lessor shall give to Lessee written notice specifying the default. If (a) a default involving matters other than the payment of money to Lessor is not cured within sixty (60) days after Lessee has received the notice, or if Lessee has not within the time begun action to cure the default and does not diligently prosecute such action to completion, or (b) if a default involving the payment of money to Lessor is not cured within fifteen (15) business days after Lessee has received notice of non payment, Lessor may terminate this Lease by delivering to Lessee written notice of such termination, subject to Lessee's right to remove its property and equipment from the Premises as hereinafter provided.

(c) Termination by Lessee. Lessee shall have the right, at any time, to terminate this Lease by giving 180 days' written notice to Lessor, either in person or by mail addressed to Lessor at the address given in this Lease, and on payment of the rent, royalty and other sums as may be due, this Lease shall be deemed terminated. When this Lease terminates, regardless of the cause, Lessee shall quietly and peacefully surrender possession of the Premises to Lessor or Lessor's agents, and Lessee shall enter, or cause to be entered, a certificate of the termination of this Lease in the proper books of record in Carbon County, Utah, and record them, as may be necessary to clear the record title and divest Lessee of all rights and title given or acquired under this Lease.

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SECTION EIGHT

MINING

(a) Mining Practices. All of Lessee's operations hereunder shall be conducted in accordance with accepted practices of the mineral industry, and in compliance with all applicable local, state and federal laws and regulations. It shall rest in the sole discretion of the Lessee whether and in what manner it shall mine, remove, transport, and deliver Oil Products to a processing plant or refinery for physical, chemical or other treatment or shall treat the same in place. Whenever Lessee deems it necessary or advisable, Lessee may discontinue or resume exploration, development, mining and production operations from time to time during the term hereof, so long as it meets its obligations hereunder.

(b) Adjacent Property Mining Activities. Lessee is hereby granted the right, if it so desires, to mine and remove Oil Products, and such other materials as are incident thereto, from the Premises through or by means of shafts, openings or pits which may be made in or upon adjoining property owned or controlled by Lessee, to the extent that Lessor can grant such rights. Lessee may, if it so desires, use the Premises and any shafts, openings and pits therein for the mining, removal, treatment and transportation of Oil Products and materials from adjoining property, or for any purpose connected therewith, so long as minerals are actually being recovered from the Premises or if minerals on the Premises are exhausted or cannot be produced in commercial quantities as defined herein, so long as rental obligations hereunder are resumed. In addition, the operations of Lessee upon the Premises and upon any and all other adjoining lands to which Lessee has mining rights, may be conducted as a single mining operation, to the same extent as if all such properties constituted a single tract of land. Nothing herein shall relieve Lessee from its obligations for payments or reports as set forth in this Lease.

(c) Stockpiling. Lessee shall have the right, at any time during the term hereof, to stockpile any Oil Products or other materials mined or produced from the Premises at such place or places as Lessee may elect, either upon the Premises or upon any other adjoining lands owned or controlled by Lessee, its successors and assigns. The rights and liens of Lessor in and to any such Oil Products stockpiled on such other lands shall not be divested by the removal thereof from the Premises but shall be the same in all respects as though such materials had been stockpiled on the Premises. The stockpiling of OilProducts from the Premises on such other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Lessor's interest.

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(d) Treatment. Lessee shall have the right, but shall not be required, to process, separate, extract, beneficiate, concentrate, smelt, refine. leach and otherwise treat, in any manner, any Oil Products and other materials mined or produced from the Premises and from other adjoining lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Premises or on such other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Premises or on such other lands. Lessor shall have no right, title or interest in said tailings or residue; provided, however, that any said tailings or residue remaining on the Premises or on such other lands for a period of sixty (60) days after the date on which this Lease has expired, or has been terminated by Lessee as to all of the Premises, shall be deemed abandoned by Lessee and thereupon may be claimed by Lessor, if and only if Lessor so elects. Nothing contained herein shall be construed to relieve Lessee from its responsibility for satisfaction of all obligations with respect to environmental protection laws, mined land reclamation laws or other applicable federal, state or local laws and regulations.

(e) Overburden Deposits. Waste, overburden, surface stripping and other materials from the Premises may be deposited on or off the Premises, to the extent Lessor can grant such right and subject to all applicable local, state and federal laws and regulations. Such materials from other adjoining lands may be deposited on the Premises only if the same will not interfere with mining or oil and gas operations on the Premises.

(e) Inspection Rights of Lessor. Lessor reserves to itself and its agents the right, at any time, to enter the Premises or any part of it, to inspect and survey the Premises, and to measure the quantity of Oil Products that may be in or on the Premises or that shall have been mined or removed from the Premises, without unnecessarily or unreasonably hindering or interrupting the work or operations of Lessee.

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SECTION NINE

RECORDS

Lessee shall keep books of account, in accordance with generally accepted accounting principles, consistently applied, showing the amount of Oil Products shipped and sold, and the amount of money received from the sale of the Oil Products. The books of account shall be open at all reasonable times to Lessor and its representatives. Lessor or its authorized agents shall have a right to audit and inspect Lessee's accounts and records to verify the calculation of the payments to Lessor hereunder, which right may be exercised as to each payment at any reasonable time during a period of two (2) years from and after the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments shall be deemed to be true, accurate and correct.

SECTION TEN

EFFECT OF AGREEMENT

The covenants, agreements, and conditions of this Lease shall run with the land, and shall bind the heirs, legal representatives, successors, and assigns of all parties to this Lease.

SECTION ELEVEN

PROPORTIONATE REDUCTION

Royalties and rents provided for in this Lease shall be subject to proportionate reduction in accordance with the provisions of Section 3(d) above, except as to the Guaranteed Royalty that shall not be proportionately reduced.

SECTION TWELVE

DIVIDED INTERESTS

If the Premises are now or later shall be owned in severalty or in separate tracts, the Premises, nevertheless, shall be developed and operated as one lease and all royalties accruing under this Lease shall be treated as an entirety and shall be divided among and paid to such separate owners in the proportion that the acreage owned by each separate owner bears to the entire leased acreage. If, however, the Premises consist of two or more non-abutting tracts, this section shall apply separately to each non-abutting tract, and if a portion of the Premises is later consolidated with other lands for the purpose of operating the consolidated tract as one lease, this section shall be inoperative as to the portion so consolidated.

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SECTION THIRTEEN

WARRANTY OF TITLE

Each of the parties comprising Lessor, to the extent and only to the extent of the ownership interest set forth for that party on Exhibit A attached hereto, warrants and agrees to defend the title to the lands described in this Lease against burdens and claims arising by, through or under such party, but not otherwise. Lessor agrees that Lessee shall have the right at any time to redeem, for Lessor, by payment of any mortgage, taxes, or other liens on the lands in the event of default of payment by Lessor, and be subrogated to the rights of the holder, and Lessor, on behalf of Lessor and the heirs, successors, and assigns of Lessor, surrenders and releases all rights of dower and homestead in the Premises described in this Lease, insofar as the right of dower and homestead may in any way affect the purposes for which this Lease is made.

SECTION FOURTEEN

GENERAL CONDITIONS

(a) Attorneys' Fees. If Lessor or Lessee shall commence an action against the other arising out of or in connection with this Lease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys' fees.

(b) Notices. All notices and demands, which may or are to be required or permitted to be given hereunder shall be in writing. All notices and demands shall be sent by receipted hand delivery, by confirmed facsimile, by United States mail, postage prepaid, or by an express delivery service which maintains records of deliveries, freight prepaid, addressed to Lessor or Lessee, at the address or addresses set forth on the signature page hereof.

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(c) Indemnity. Each party shall hold harmless, reimburse, indemnify, and defend the other party from and against any and all losses, injury, obligations, claims, damages, judgments, and injuries of any nature resulting from, arising out of, or related in any respect to the falsity or inaccuracy of any representation or warranty made by the indemnifying party and/or obligations arising under or in connection with this, including without limitation reasonable attorneys' fees, costs, and expenses of any nature incurred as a result of or related to such false or inaccurate representations and/or warranties.

(d) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Utah.

(e) Force Majeure. Lessee shall not be liable for failure to perform any of its obligations hereunder (except for payments which have become due to Lessor) during periods in which performance is prevented by any cause reasonably beyond Lessee's control (except for payments of money), which causes hereinafter are called "force majeure". For purposes of this Lease, the term "force majeure" shall include, but shall not be limited to, fires, floods, windstorms and other damage from the elements, strikes, riots, action of governmental authority, litigation, acts of God and acts of the public enemy. The performance by Lessee of its obligations hereunder shall be suspended, and the duration of this Lease shall be extended, for a period equal to the period for which performance is reasonably suspended by reason of force majeure. All periods of force majeure shall be deemed to begin at the time Lessee stops performance hereunder by reason of force majeure. Lessee shall notify Lessor of the beginning and ending date of each such period.

(f) Paragraph Headings. The paragraph headings as to the contents of particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of such paragraph or as a limitation on the scope of the particular paragraph to which they refer.

(g) Assignment; Change of Ownership. Lessee and Lessor may sell, convey, assign or transfer their rights and interests in this Lease in whole or in part without the prior written consent of the other party; provided that the assignor assumes all obligations of the respective party, in writing, and furnishes a copy of such assignment to the Lessee or Lessor, as the case may be. However, no such assignment shall operate to relieve the assignor of any liability or obligation under this Lease which arose prior to such assignment. In addition, no change of ownership of the Premises shall be binding upon Lessee, whether Lessee has actual or constructive knowledge of such change of ownership, until thirty (30) days after Lessee shall have been furnished by certified or registered United States mail at Lessee's office address as set out herein with a certified copy of the recorded instrument or instruments satisfactory in the opinion of Lessee to evidence such change of ownership and to establish the right, title or interest of the claiming party and the extent thereof.

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(h) Benefit of Agreement Recording. The covenants and agreements contained in the within Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives, subject to the restrictions contained herein on assignments. If requested by Lessee or Lessor, the parties hereto shall execute a memorandum or short recording counterpart of this Lease, which counterpart shall be in a form sufficient to constitute notice of this Lease to third parties under the laws of Utah, but which counterpart shall not contain the amounts or rates of payment hereunder, or other terms of this Lease which Lessee or Lessor may elect not to disclose of record. The execution and recording of the above recording counterpart shall not limit, decrease or increase, or in any manner affect, any of the terms of this Lease, or any rights, interests or obligations of the parties hereto.

(i) No Interruption of Operations. Disputes or differences between the parties hereto shall not interrupt performance of this Lease or the continuation of operations hereunder unless a continuation of operations would cause irreparable harm to the Lessor. In the event of any dispute or difference, and subject to the foregoing, operations may be continued, and settlements and payments may be made hereunder in the same manner as prior to such dispute or difference, until the matters in dispute have been finally determined between the parties, and thereupon such payments or restitutions shall be made as may be required under the terms of the settlement or final determination of the dispute.

(j) Waiver. The failure of a party to insist upon strict performance of any of the terms, covenants, conditions or agreements contained herein shall not be deemed a waiver of any rights or remedies that said party may have, and shall not be deemed a waiver of any subsequent breach of default in the performance of any of the terms, covenants, conditions, or agreements contained herein.

IN WITNESS WHEREOF, this Lease has been executed and delivered by the undersigned as of the date first above written.

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EXHIBIT A

Legal Description and Ownership Interests

LAND DESCRIPTION:

Township 14 South, Range 14 East, SLM

Section 2: All.

Section 3: E/2, NW/4.

Containing 1120.00 acres, more or less

OWNERSHIP INTERESTS:

Osterbroen Family Limited Partnership - undivided 10-percent ownership of mineral estate; no ownership of surface estate

Dress Investments, undivided 10-percent ownership of mineral estate; no ownership of surface estate

Steven Ladle, undivided 10-percent ownership of mineral estate; no ownership of surface estate

Gary Pestorious, undivided 10-percent ownership of mineral estate; no ownership of surface estate

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NOTICE OF ASSIGNMENT

This is to give notice of the assignment by Bleeding Rock LLC to GreenRiver Resources, Inc of a Lease Agreement ("Lease") dated as of February 23, 2005, by and between Osterbroen Family Limited Partnership as to an undivided 10-percent ownership of mineral estate; Dress Investments as to an undivided 10-percent ownership of mineral estate; Steven Ladle, as to an undivided 10-percent ownership of mineral estate; and Gary Pestorious, as to an undivided 10-percent ownership of mineral estate; and Bleeding Rock LLC, a Utah company,. The real property involved is as follows:

Township 14 South, Range 14 East, SLM

Section 2: All.

Section 3: E/2, NW/4.

Containing 1120.00 acres, more or less

Bleeding Rock LLC

By: /s/ William C. Gibbs

William C. Gibbs, Manager/CEO

STATE OF UTAH

COUNTY OF SALT LAKE

The Foregoing instrument was acknowledged before me this 8th day of November, 2005 by William C. Gibbs, known to me to be the person described in and who executed the within and foregoing instrument and acknowledged to me that he executed the same on behalf of Bleeding Rock L.L.C.

/s/ Whitney Boyer
Notary Public

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ADDENDUM TO HYDROCARBON AND MINERAL LEASE

This Addendum to Lease is made and entered into as of the 16th day of January, 2009, by and between the parties set forth on the signature page below as “Lessor”, hereinafter referred to as "Lessor", and GreenRiver Resources, Inc., a Utah corporation, hereinafter referred to as "Lessee".

Recitals

Whereas, Lessor entered into a Hydrocarbon and Mineral Lease, dated February 23, 2005, with BleedingRock LLC, as lessee (the "Lease") and

Whereas, BleedingRock LLC assigned all of its rights and obligations under such Lease to Lessee.; and

Whereas, Lessor and Lessee desire to extend the payment date for rental payments due December 31, 2008 and extend the primary term. of the Lease to December 31, 2013.

Agreement

1.	The Rent due under Section 3 (c) on January 1, 2009 will be due and payable on February 15, 2009.

2.	The "primary term" under Section 1 (b) shall be extended until December 31, 2013.

3.	All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, this Addendum to Lease has been executed and delivered by the undersigned as of the date first above written.

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SECOND ADDENDUM TO HYDROCARBON AND MINERAL LEASE

This Second Addendum to Lease is made and entered into as of the 26th day of June, 2009, by and between the parties set forth on the signature page below as “Lessor”, hereinafter referred to as “Lessor”, and GreenRiver Resources, Inc., a Utah corporation, hereinafter referred to as “Lessee”.

Recitals

Whereas, Lessor entered into a Hydrocarbon and Mineral Lease, dated February 23, 2005, with BleedingRock LLC, as lessee (the “Lease”); and

Whereas, BleedingRock LLC assigned all of its rights and obligations under such Lease to Lessee; and

Whereas, Lessor and Lessee amended such Lease by an Addendum to lease dated January 16, 2009 (the “First Addendum”); and

Whereas, Lessor and Lessee desire to acknowledge that a force majeure event has occurred because of the financial and credit crisis which has severaly affected Lessee’s ability to obtain financing, and therefore agree to extend the date for rental payments due December 31, 2008 accordingly.

Now Therefore, it is hereby agreed as follows:

Agreement

1.	The Rent due under Section 3(d) on January 1, 2009, which is for rentals payable in advance for the 2009 calendar year, will be due and payable on or about July 15, 2009.

2.	All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, this Addendum to Lease has been executed and delivered by the undersigned as of the date first above written.

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THIRD ADDENDUM TO HYDROCARBON AND MINERAL LEASE

This Third Addendum to Lease is made and entered into as of the 1st day of September, 2009, by and between the parties set forth on the signature page below as “Lessor”, hereinafter referred to as “Lessor”, and GreenRiver Resources, Inc., a Utah corporation, hereinafter referred to as “Lessee”.

Recitals

Whereas, Lessor entered into a Hydrocarbon and Mineral Lease, dated February 23, 2005, with BleedingRock LLC, as lessee (the “Lease”); and

Whereas, BleedingRock LLC assigned all of its rights and obligations under such Lease to Lessee; and

Whereas, Lessor and Lessee amended such Lease by certain Addendums to lease to extend the 2009 rental payment date; and

Whereas, Lessee has offered Lessor the opportunity to use the rental payments owed to Lessor to participate in a bridge financing by GreenRiver Resources Corp.;

Whereas, Lessor has agreed to accept the Bridge Note, in the amount of the outstanding rental payment, and associated Bridge Warrant, in full satisfaction of the rental owing for 2009 under the Lease.

Now, Therefore, it is hereby agreed as follows:

Agreement

1.	Upon execution of the Bridge Note and associated Bridge Warrant, attached hereto as Exhibit A, the Rent due under Section 3(d) on January 1, 2009, which is for rents payable in advance for the 2009 calendar year, is hereby fully paid.

2.	All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, this Addendum to Lease has been executed and delivered by the undersigned as of the date first above written.

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FOURTH ADDENDUM TO HYDROCARBON AND MINERAL LEASE

This Fourth Addendum to Lease is made and entered into as of the 15th day of December, 2009, by and between the parties set forth on the signature page below as “Lessor”, hereinafter referred to as “Lessor”, and GreenRiver Resources, Inc., a Utah corporation, hereinafter referred to as “Lessee”.

Recitals

Whereas, Lessor entered into a Hydrocarbon and Mineral Lease, dated February 23, 2005, with BleedingRock LLC, as lessee (the “Lease”); and

Whereas, BleedingRock LLC assigned all of its rights and obligations under such Lease to Lessee; and

Whereas, Lessor and Lessee amended such Lease by certain Addendums to lease to extend the 2009 rental payment date; and

Whereas, Lessor agreed to accept Bridge Notes, in the amount of the outstanding rental payments for 2009 in full satisfaction of the renal owing for 2009 under the Lease; and

Whereas, Lessor and Lessee desire to acknowledge that a force majeure event has occurred because of the financial and credit crisis which has severaly affected Lessee’s ability to obtain financing, and therefore agrees to extend the date for the rental payment increase due to begin January 1, 2010.

Now, Therefore, it is hereby agreed as follows:

Agreement

1.	The Rent increase due to begin under Section 3(d) on January 1, 2010, is for rentals payable in advance for the 2010 calendar year, will be due and payable upon completion of a financing of $6 million or more, as contemplated by the current financing effort by Raymond James.

2.	All other terms and conditions shall remain the same.

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IN WITNESS WHEREOF, this Addendum to Lease has been executed and delivered by the undersigned as of the date first above written.

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FIFTH ADDENDUM TO HYDROCARBON AND MINERAL LEASE

This Fifth Addendum to Lease is made and entered into as of the 1st day of January, 2011, by and between the parties set forth on the signature page below as “Lessor”, hereinafter referred to as “Lessor”, and GreenRiver Resources, Inc., a Utah corporation, hereinafter referred to as “Lessee”.

Recitals

Whereas, Lessor entered into a Hydrocarbon and Mineral Lease, dated February 23, 2005, with BleedingRock LLC, as lessee (the “Lease”); and

Whereas, BleedingRock LLC assigned all of its rights and obligations under such Lease to Lessee; and

Whereas, Lessor and Lessee amended such Lease by certain Addendums to Lease with respect to such Lease; and

Whereas, Lessor has agreed to accept common shares in GreenRiver Resources Corp. at $0.20/share for the amount of the outstanding rental payments for 2011 in full satisfaction of the rental owing for 2011 under the Lease;

Whereas, such common shares will be represented by a Special Warrant Certificate, in the form attached as Exhibit A; and

Whereas, Lessor and Lessee desire to acknowledge that a force majeure event has occurred because of the financial and credit crisis which has severely affected Lessee’s ability to obtain financing.

Now, Therefore, it is hereby agreed as follows:

Agreement

1.	Lessor hereby accepts as payment of Rent for 2011, an aggregate of 752,640 shares of GreenRiver Resources Corp., represented by Special Warrant Certificates in the form of Exhibit A. Each Lessor shall receive a certificate for their proportionate number of shares, in the amount of 188,160.

2.	All other terms and conditions shall remain the same.

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IN WITNESS WHEREOF, this Addendum to Lease has been executed and delivered by the undersigned as of the date first above written.

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SIXTH ADDENDUM TO HYDROCARBON AND MINERAL LEASE

This Sixth Addendum to Lease is made and entered into as of this 15th day of January, 2012, by and between the parties set forth on the signature page below as “Lessor”, hereinafter referred to as “Lessor”, and GreenRiver Resources, Inc., a Utah corporation, hereinafter referred to as “Lessee”.

Recitals

Whereas, Lessor entered into a Hydrocarbon and Mineral Lease, dated February 23, 2005, with BleedingRock LLC, as lessee (the “Lease”) and

Whereas, BleedingRock LLC assigned all of its rights and obligations under such Lease to Lessee; and

Whereas, Lessor and Lessee amended such Lease by certain Addendums to Lease with respect to such Lease; and

Whereas, Lessor and Lessee desire to further amend the Lease as set forth below.

Now Therefore, it is hereby agreed as follows:

1. The following paragraph will be added to Section Three of the Lease:

(e) Pooling/Unitization of Interests. Lessee, at its option, is hereby given the right and power to voluntarily pool, unitize or combine the acreage covered by this Lease, or any portion thereof, as to Oil Products (a “Pooled Unit”), together with any byproducts derived in the process of extracting Oil Products, including, but not limited to, sand, gravel, timber, gold, titanium, silver and other minerals (“Byproducts”), or separately for the production of either, when in Lessee's judgment it is necessary or advisable to do so, and irrespective of whether authority similar to this exists with respect to other land or leases in the immediate vicinity thereof. The pooling or unitization in one or more instances shall not exhaust the rights of Lessee hereunder to pool this Lease, or portions thereof, into other units. Lessee shall file for record in the county records of the county in which the lands are located an instrument identifying and describing the pooled acreage. Lessee may at its election exercise its pooling operation after commencing operations, but is not required to include land or leases upon which a mine is capable of producing Oil Products. Lessee shall not include acreage in a Pooled Unit if the Oil Products contained therein are not capable of commercial production.

Production of Oil Products from any part of a Pooled Unit shall be considered as operations for production of Oil Products from the land covered by this Lease, whether or not actually located on the premises covered by this Lease.

If this Lease is pooled or unitized with other land or leases, Royalties hereunder shall be computed on the basis of Net Returns as set forth in 3(a) above, for the entire Pooled Unit, and allocated to the land covered by this Lease and included in the Pooled Unit just as though such production were from such land, with Lessor receiving a proportionate Royalty share based on the amount of Oil Products reasonably believed to be contained on Lessor's Lease in relation to the Oil Products contained in the entire Pooled Unit. By way of example, if Lessor's portion of the estimated reserves on the leased Premises are 60 million barrels, and the estimated reserves on the entire Pooled Unit are 100 million barrels, Lessor's Royalty would be reduced to 3/5 of the Royalty otherwise payable hereunder, but would be payable on the reserves contained in the entire Pooled Unit. For purposes of computing the Oil Products contained on this Lease and any Pooled Unit hereunder, Lessee and Lessor agree that a reserves estimate or resource report prepared by a recognized geology or engineering firm selected by Lessee shall be determinative. As of the date of this Amendment, Lessor hereby accepts the Resource Estimate prepared by Marston & Marston with respect to the Oil Products contained on the Lease.

2.	Section 3(e), "Royalty on By-products," will be renumbered accordingly.
3.	Section 3(a) is hereby amended to clarify that costs of salaries for the executives of Lessee shall not be included in "Operating Costs."
4.	Rentals payable under Section 3 shall be increased by 20% beginning 2014.
5.	The "primary term" under Section 1 (b) of the Leases shall be extended until December 31, 2014.
6.	Lessee hereby agrees to cooperate with Lessor, or any one of them, at their expense, in connection with a like-kind exchange of property under Section 1031 of the Internal Revenue Code, and the regulations promulgated thereunder, with respect to the property and/or royalties that are subject to the Lease.
7.	All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, this Addendum to Lease has been executed and delivered by the undersigned as of the date first above written.

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